EXHIBIT INDEX

6.2      Copy of Amended and Restated By-Laws of IDS Life Insurance Company.

8.1(b) Copy of Participation Agreement by and among IDS Life Insurance Company, American Express Financial Advisors Inc, Alliance Capital Management L.P. and Alliance Fund Distributors dated March 1, 2000.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.      Consent of Independent Auditors.

15.2 Power of Attorney to sign Amendments to this Registration Statement, dated September 11, 2002.

15.3 Power of Attorney to sign Amendments to this Registration Statement, dated April 16, 2003.